Exhibit 99.1
STONE ENERGY CORPORATION
Determines that Offer from Energy Partners, Ltd. is a Target Superior Proposal
LAFAYETTE, LA June 19, 2006
     Stone Energy Corporation (NYSE:SGY) today announced that its Board of Directors has determined that the definitive offer that it received on June 15 from Energy Partners, Ltd. (“EPL”) is a “Target Superior Proposal” as defined in the existing merger agreement dated as of April 23, 2006, by and among Plains Exploration & Production Company (“Plains”), Plains Acquisition Corporation and Stone.
     Under the terms of the proposed merger agreement with EPL, each share of Stone common stock would be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) shares of EPL common stock equivalent to the ratio determined by dividing $51.00 by the market price of shares of EPL common stock (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio would not be greater than 2.525 or less than 2.066 shares of EPL common stock per share of Stone common stock. The election of cash or stock would be subject to a limit on total cash consideration of approximately $723 million (which includes approximately $15.5 million attributable to stock options) and a limit on the total number of shares of EPL common stock to be issued of approximately 35 million. Based on the closing price of EPL common stock on June 16, 2006 of $18.75 per share, the EPL consideration would equate to a blended average of $49.17 per share of Stone common stock. On June 16, 2006, the closing price of Stone’s common stock was $46.75.
     The proposed EPL merger agreement is, except for the proposed consideration, substantially similar to the terms of the Plains merger agreement.
     Pursuant to the terms of the Plains merger agreement, Stone has given notice to Plains of the definitive terms of the proposed EPL merger agreement and that Stone’s Board of Directors is prepared to terminate the Plains merger agreement and enter into the proposed EPL merger agreement. Plains has five business days, from Monday, June 19 through Friday, June 23, 2006, to make any adjustments to the terms and conditions of the Plains merger agreement that Stone’s Board of Directors determines are at least as favorable to Stone’s stockholders as the EPL merger agreement. Absent agreement on a revised Plains merger agreement, Stone intends to terminate the Plains merger agreement and enter into the proposed EPL merger agreement. In the event of such a termination by Stone, Plains will be entitled to a $43.5 million termination fee from Stone, which EPL has agreed to furnish to Plains, subject to possible reimbursement by Stone, in whole or in part, under certain circumstances.
Additional Information and Where to Find It
     Materials relating to the Plains transaction have been filed with the Securities and Exchange Commission (“SEC”), including a registration statement that contain a prospectus and a joint proxy statement. Depending on the outcome of the events described in this press release, Stone expects to file additional materials, including proxy materials, with the SEC as soon as reasonably practicable. Investors and security holders of Stone are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Stone, the Plains merger agreement and the proposed EPL merger agreement. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Stone may be obtained free of charge from Stone’s website at www.stoneenergy.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decisions. Stone and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Stone in connection with any transaction. Information about the executive officers and directors of Stone and their direct or indirect interests, by security holdings or otherwise, in any transaction will be set forth in the proxy statement/prospectus relating thereto when it becomes available.
About Stone Energy Corporation
     Stone is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (the “GOM”), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
Forward-Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.